Exhibit 3.1

Certificate of Amendment of
the AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

TILRAY, INC.

The undersigned, for the purposes of amending the certificate of incorporation of Tilray, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

ONE:The original certificate of incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on January 24, 2018, thereby causing the Corporation to become organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

TWO:The amended and restated certificate of incorporation of the Corporation (the “First Amended and Restated Certificate”), which amended and restated in its entirety the Original Certificate, was filed with the Secretary of State of Delaware on July 23, 2018.

THREE:The amended and restated certificate of incorporation of the Corporation (the “Second Amended and Restated Certificate”), which amended and restated in its entirety the First Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on December 12, 2019.

FOUR: The certificate of retirement of Class 1 common stock of the Corporation (together with the Second Amended and Restated Certificate, the “Existing Certificate”), which amends certain provisions of the Second Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on October 1, 2020.

FIVE:This amendment of the Existing Certificate shall become effective at the time of filing with Secretary of State of Delaware.

SIX: The text of Paragraph A of Article IV of the Existing Certificate is hereby amended and restated in its entirety to read as follows:

“A. The Company is authorized to issue three classes of stock to be designated, respectively, “Class 1 Common Stock,” “Class 2 Common Stock,” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is Nine Hundred and Ninety Million (990,000,000) shares of which Two Hundred Thirty-Three Million Three Hundred Thirty-Three Thousand Three Hundred and Thirty-Three Million (233,333,333) shall be Class 1 Common Stock (the “Class 1 Common Stock”), Seven Hundred Forty-Six Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (746,666,667) shares of which shall be Class 2 Common Stock (the “Class 2 Common Stock” and together with the Class 1 Common Stock, the “Common Stock”), and Ten Million (10,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share, the Class 1 Common Stock shall have a par value of $0.0001 per share, and the Class 2 Common Stock shall have a par value of $0.0001 per share.”

* * * *

SEVEN:The foregoing amendment to the Existing Certificate has been duly adopted by unanimous written consent of the Board of Directors of, and by a meeting of the stockholders of, the Corporation in accordance with the provisions of Sections 141 and 242 of the DGCL.

Tilray, Inc. has caused this Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Global General Counsel on September 10, 2021.

TILRAY, INC.

/s/ Mitchell Gendel
Mitchell Gendel, Global General Counsel